Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8834
Contact: Gary H. Guyton
Director of Planning and Investor Relations
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES REDUCED 2015 CAPITAL BUDGET AND PROVIDES UPDATE ON HAYNESVILLE SHALE PROGRAM

FRISCO, TEXAS, March 23, 2015 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) announced today that it will reduce its 2015 capital spending plan by approximately 22% to $248 million, a savings of over $69 million versus its previously announced budget on December 18, 2014.  In addition to seeing improving drilling and completion costs, the recent success of the Company's first Haynesville shale refrac will allow the Company to release one of its operated rigs drilling in the Haynesville shale at the end of March.  As a result, the Company now plans to spend $95 million and drill nine (8.3 net) long lateral new wells in the Haynesville shale during 2015.  Comstock is also increasing capital allocated toward the Haynesville shale refrac program.  The Company now plans to spend $23 million on 14 Haynesville refracs.  There are no other significant changes to the 2015 capital program.  The Company will incur a $2.4 million early termination fee on the released rig.

Comstock's first refrac well in the Haynesville, the Pace #33, is currently flowing at 4 million cubic feet per day ("MMcf/d") of natural gas on a 22/64-inch choke.  Before the refrac, the well had been flowing at 0.5 MMcf/d.  Following the refrac, the well experienced an eight-fold increase in flowrate and a three-fold increase in flowing pressure.  Total cost for the refrac of the well was approximately $2 million.  The Company expects to achieve cost reductions on future refrac projects of 10% to 15% below the costs for the Pace #33, and estimates internal rates of return of 40% to 69% on the refrac program assuming natural gas prices of $3.00 to $3.50 per thousand cubic feet.  The Company has identified approximately 185 future Haynesville refrac candidates.  Comstock is also studying potential oil well refrac candidates on its Eagle Ford shale properties in South Texas.

In the new Haynesville shale extended lateral drilling program, Comstock has reached total depth for the first three wells, the Pyle #6-7, Shahan #5-8, and Boggess #5-8, and has recently spudded the Horn 8-17 #2.  Completion operations on the Pyle #6-7 will begin this week.  Completed well costs for the first four wells are expected to be below $11 million with further cost reductions expected later this year.

Based on the new capital budget, Comstock now estimates that 2015 natural gas production will average between 130 to 155 MMcf/d.  2015 oil production is still expected to average between 9,500 to 10,500 barrels per day.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is a growing independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.